EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the incorporation by reference in this Registration Statement of Puissant Industries, Inc.( (name changed to Puissant Industries, Inc. on March 17, 2011 from American Resource Management, Inc.) on Form S-8 of my report (issued in the name of American Resource Management, Inc.) dated May 6, 2011 except for Note 1, as to which the date is July 10, 2011, Note 4 as to which the date is May 24, 2011, Note 5, Note 8, Note 9, Note 10, and Note 11, as to which the date is September 24, 2011, relating to the financial statements as of December 31, 2010 and 2009 and for the two year period ended December 31, 2010 and 2009, which are included in its Form S-1, declared effective on October 28, 2011.

/s/ Patrick Rodgers, CPA, PA

Patrick Rodgers, PA, PA
Altamonte Springs, Florida

December 1, 2011